[EXHIBIT 10.3]
                       [STOCK PURCHASE AGREEMENT, ITOLUR]

                                LETTER OF INTENT


Montevideo, July 12th, 2002

Board of Directors
Lorcom Technologies, Inc.
140 Fulton Street, 3rd floor
New York, NY 10038

Re:      Proposal by ITOLUR S.A. to sell 40% of its shares to Lorcom
         Technologies, Inc.

Dear Sirs:

This letter outlines the proposal by ITOLUR S.A. ("ITOLUR") to become a joint venture with Lorcom Technologies, Inc. ("Lorcom") by selling it 40% of ITOLUR's shares on the following principal terms and conditions:

1. BACKGROUND. ITOLUR S.A. is a company incorporated in January of 2002 under the laws of the Oriental Republic of Uruguay ("Uruguay") to operate in the telecommunications and data transmission markets.

As of June 7th, 2002, ITOLUR applied for licenses to be an operator on the international long distance market and in the national and international data transmission market. The licenses, under filing # 2002/1/891 in the URSEC (the Uruguayan regulating body for communications, similar to the FCC in the United States) are still being processed. A resolution from the government to grant the licenses is expected the first week of August 2002.

The licenses will give us legal rights to originate, terminate and transport international calls from and to Uruguay without limitations. We will also be able to transmit data within the country and to and from international locations.

ITOLUR plans to immediately set up operations once the licenses are granted, and begin to compete with other six operators doing so today. Because of the market size, all segments will be attacked: corporate, small and medium businesses, independent professionals, residential, prepaid and wholesale termination markets.

In addition to operations in Uruguay, ITOLUR plans to expand its activities to other countries as part of a strategy that relies on a network of points of presence ("POP") to be able to conquer corporate and traveling business people, as well as tourists. The neighbor countries Argentina and Brazil will be targets for a regional expansion that will add value for the company and for its customers. The premise is that the better the network coverage, the more attractive for business, prepaid and wholesale customers the offer is. Besides coverage, by owning the network we will access local termination at highly competitive rates.

ITOLUR is already negotiating the acquisition of 100% of the assets of Call Solutions, S.A., an Argentinean company that it has been in operations for two years under an international long distance license. The acquisition would provide ITOLUR with an operating POP in the most important destination of minutes originated in Uruguay, and will benefit it with termination rates of about US$ 0.015 and connectivity contracts already in place for originating minutes out of Argentina (including local and 800 numbers).

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The purposes of selling a 40% stake of ITOLUR to Lorcom is for ITOLUR to be able to support its expansion plan, beginning in Uruguay and possibly in Argentina and extending to other countries, by having the capital and technical support from Lorcom as one of its main shareholders.

As of today, and because of ITOLUR's recent incorporation, the company does not have neither assets nor liabilities, and it is up to date with legal fees and taxes. ITOLUR has not initiated activities, something that will do once the Uruguayan government grants the requested licenses and/or the acquisition in process of the Argentinean company is completed. It is for that purpose that ITOLUR is looking for funding from Lorcom.

2. OFFER CONDITIONS. (a) The funds required to acquire (the "Purchase Price") 40% of the shares of ITOLUR will be the sum of SEVENTY THOUSANDS U.S. DOLLARS (US $70,000). This payment is conditioned upon the receipt of verification of the International Long Distance Operator license to be obtained in Uruguay from the local government.

(b) The transaction will be closed by (i) providing Lorcom certified certificates for 40% of ITOLUR's outstanding shares, (ii) signing a Shareholders Meeting Minutes where Lorcom presents and proves itself as the shareholder of 40% of ITOLUR, (iii) signing a Shareholders Meeting Minutes accepting the resignation of Sebastian Urriza as the Board's President and the naming of the new composition of the Board of Directors, where Lorcom will have one out of a total of three seats, (v) providing a certified copy of ITOLUR's articles of incorporation, (vi) providing a copy of ITOLUR's Shareholders Meeting Minutes and Board of Directors resolutions.

(c) The date the transaction is closed (the "Closing Date") is to occur within 10 days of proof of the International Long Distance Operator license.

(d) Payment of the Purchase Price will be completed by one or more wire transfers to an ITOLUR bank account in Uruguay. The Purchase Price will have to be paid in full on the Closing Date if not before since part of the funds will go to cover the license costs and the Uruguayan government requires the license to be paid not later than 10 days after it is granted.

(e) ITOLUR will use the funds provided by Lorcom resulting of this agreement (the Purchase Price) and funds equally proportional to their company's stake from the remaining shareholders to pursue the Uruguayan international long distance market, as described in numeral 1 of this document. Additional funding will be required for operations and acquisitions in other countries.

(f) The acquisition of the Argentinian company (Call Solutions S.A.) as an ITOLUR wholly owned subsidiary, now under a purchase investigation, will require additional funding for the sum of FORTY THREE THOUSANDS U.S. DOLLARS (US $43,000) plus legal fees. In the event that the Uruguayan government rejects ITOLUR's license and since ITOLUR will be the entity acquiring 100% of Call Solutions S.A. in Argentina, Lorcom will buy 40% of ITOLUR for the equivalent of 50% of the funds required to buy Call Solutions S.A. and continue its operations in Argentina. The other 50% of the funds required for Argentina will stay as a loan from Lorcom to ITOLUR.

(g) In regards to the expansion plan mentioned on Background, Lorcom as the 40% shareholder will have to assume its share of funding responsibilities should an ITOLUR's Shareholders Meeting resolve to pursue the plan to install POPs in additional countries. In this regard, the shareholders will need to capitalize
(fund) the company and/or ask for loans for that purpose.

3. LIMITATIONS. ITOLUR's articles of incorporation state that either the President or the Vice President can sell any of the assets of the company. To provide more security to all parties, it is been agreed that there will be no President or Vice President, just a Board of Directors. The Board of Directors will have three seats. The new Board of Directors will agree that an ITOLUR asset could be sold by any two

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signatures out of those three Directors. The decision will be registered on the
Shareholders Meeting Minutes. Under Uruguayan current laws, Directors are legally responsible for their acts and decisions on behalf of the company.

Should a shareholder wish to sell shares in his possession, he will be obligated to communicate his decision to all other shareholders in a Shareholder Meeting. Shares will have to be first offered to other shareholders. The shareholder who is selling the shares will be obligated to sell those to an existing shareholder if the latest matches the best prices found by the shareholder who is selling.

Limitations will also be set for each ITOLUR bank account directly with the involved banks. A sole Director will need a power of attorney from at least one other Director to be able to operate the bank accounts. The power of attorney will set the limits in terms of amounts.

Decisions by ITOLUR to buy or sell shares of companies or subsidiaries can only be made by the Shareholders Meeting. Decisions will be recorded on the meeting's Minutes.

In case of death of one of the shareholders, his heirs will not be obligated to sell ITOLUR's shares to the remaining shareholders. However, if they are more than one person they will be forced to designate one and only one person to represent them on the Board of Directors, which will maintain three seats at all times unless decided by consensus on a Shareholders Meeting.

The limitations herein described will be formalized by modifying the articles of incorporation if they cannot be implemented through Shareholders Meetings and their Minutes.

Regards,



/s/ Sebastian Urriza
--------------------
President
ITOLUR S.A.


Accepted and Agreed:



Date:


/s/ Henry Doiban
----------------
Chief Executive Officer
Lorcom Technologies, Inc.


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